Exhibit 23

The Board of Directors
Marketing Services Group, Inc.



     We consent to the incorporation by reference in the registration statements (No. 333-30969 on Form S-3 and No. 333-30839 on Form S-8) of Marketing Services Group, Inc. and Subsidiaries, of our report dated September 9, 1998, relating to the consolidated balance sheet of Marketing Services Group, Inc. as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended June 30, 1998.


                                            /s/ PricewaterhouseCoopers LLP



New York, NY
September 25, 1998